                                                                      EXHIBIT 12

Coventry Health Care, Inc.
Earnings to Fixed Charges Calculation

                                      1996      1997      1998      1999      2000    9/30/00  9/30/01
                                    --------  --------  --------  --------  --------  -------  -------
Pre-tax Operating Earnings          (91,346)    5,739   (36,195)   47,855    62,515    38,850   64,101
Fixed Charges (Interest Expense)     (6,257)  (10,275)   (8,566)   (1,761)      -         -        -
                                    --------  --------  --------  --------  --------  -------  -------
                                    (97,603)   (4,536)  (44,761)   46,094    62,515    38,850   64,101

Fixed Charges                         6,257    10,275     8,566     1,761       -         -        -

Earnings to Fixed Charges(1)            -         -         -       26.17x      -         -        -

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(1) Earnings were insufficient to cover fixed charges for the years ended
    December 31, 1996, 1997 and 1998. Therefore, the ratio is less than one to one and is not shown for those periods. We did not have any fixed charges for the year ended December 31, 2000 or the nine months ended September 30, 2000 and 2001. Therefore, the ratio is not calculated for those periods.